Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Current Report on Form 8-K/A, to be filed by Manhattan Pharmaceuticals, Inc. on or about May 24, 2010, of our report dated May 22, 2010 relating to the consolidated balance sheets of Ariston Pharmaceuticals, Inc. ( a development stage company) as of December 31, 2009 and 2008 and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for the years then ended and the period from May 8, 2003 (Inception) to December 31, 2009 which contains an explanatory paragraphs relating to the Company's ability to continue as a going concern.

/s/J.H. Cohn LLP
Roseland, New Jersey
May 22, 2010